Exhibit 5.2


                       FOR IMMEDIATE RELEASE


       ALLIANCE GAMING TO MAKE PRELIMINARY FILING FOR CONSENT

        SOLICITATION TO ELECT MAJORITY OF BALLY GAMING BOARD


    LAS VEGAS, NEVADA, AUGUST 8, 1995 -- Alliance Gaming Corporation (NASDAQ:ALLY) said that it is making a preliminary filing today with the Securities and Exchange Commission for a consent solicitation to elect a majority of independent directors to the Board of Directors of Bally Gaming International, Inc.

     Alliance said that the independent directors would be committed to the following:

1) They would permit Alliance and its banks to conduct due diligence.

2) If following due diligence, the independent directors are satisfied with Alliance's financing, they will accept
     Alliance's offer.

3) Otherwise, the independent directors will resign, leaving the Board under the control of three of Bally Gaming's current directors and leaving the WMS agreement intact.

4) The independent directors would evaluate any other offer or revised offer providing greater value to Bally Gaming stockholders.

     In the event that the independent nominees are elected and seated, Alliance thereafter will not reduce its $12.50 offer price or the percentage of cash it is offering in the proposed transaction.

     A spokesperson for Alliance stated, "It is unfortunate that Alliance has to go to the lengths of a consent solicitation just to get the due diligence we are entitled to. There is no cost to Bally Gaming stockholders in electing the independent nominees or granting us due diligence. We have received an opinion from our counsel, Milbank, Tweed, Hadley & McCloy, stating that Bally Gaming's agreement with WMS allows Bally Gaming to furnish
Alliance due diligence without affecting the WMS transaction. In otherwords, if Bally Gaming furnishes Alliance with due diligence, WMS would remain fully obligated to go forward with its deal."

     Alliance said that it would be announcing its slate of independent nominees to the Bally Gaming Board promptly, and that no Alliance officers or directors would be on the slate.

     Alliance said that it would commence the solicitation within the next few weeks, and that Bally Gaming shareholders should take no action at this time. Georgeson & Company will be acting as solicitor.